Sheet2

Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Year Ending: 12/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the period ended December 31, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/23/2004	$98,000	Federal National Mortgage Association	5.00%	08/29/2005
04/30/2004	12,500	Federal Home Loan Bank	1.50	08/26/2005
11/08/2004	15,000	Federal Home Loan Bank	3.25	11/29/2006
11/09/2004	25,000	Federal Home Loan Bank	5.00	05/19/2006